Exhibit 4.3

DATED 23 September 2024

amended and restated warrant instrument

Acuren corporation

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	CONSTITUTION AND FORM OF WARRANTS	6
3.	WARRANT CERTIFICATES	7
4.	EXERCISE OF WARRANTS	7
5.	UNDERTAKINGS	12
6.	ADJUSTMENT OF SUBSCRIPTION RIGHTS	12
7.	MANDATORY REDEMPTION	13
8.	GENERAL OFFERS AND LIQUIDATION	14
9.	TRANSFER AND TITLE	14
10.	MEETINGS OF WARRANTHOLDERS	15
11.	MODIFICATIONS	16
12.	PURCHASE, surrender AND CANCELLATION	17
13.	AVAILABILITY OF INSTRUMENT AND NOTICES	17
14.	PURCHASE OF ORDINARY SHARES BY THE COMPANY	17
15.	ENFORCEMENT	17
16.	GOVERNING LAW	18
17.	SEVERABILITY	18
18.	FORCE MAJEURE	18
19.	CONCERNING THE Warrant AGENT	18
SCHEDULE 1 Form of Warrant Certificate		21
SCHEDULE 2 REGISTRATION, TRANSFER AND TRANSMISSION		29
SCHEDULE 3 CONCERNING THE WARRANT AGENT; MERGER, CONSOLIDATION OR CHANGE OF WARRANT AGENT		33
SCHEDULE 4 INSTRUMENT OF TRANSFER		37

i

THIS AMENDED AND RESTATED WARRANT INSTRUMENT (this “Instrument”) IS EXECUTED ON 23 SEPTEMBER 2024 BY ACUREN CORPORATION (F/K/A ADMIRAL ACQUISITION LIMITED), a company incorporated in the British Virgin Islands with registered number 2114331, whose registered office is at Ritter House, Wickhams Cay II, Road Town, Tortola VG 1110, British Virgin Islands (which for these purposes, for the avoidance of doubt, shall include the Company in such form as it exists following any continuation, change of jurisdiction, merger, consolidation or similar action under the laws of the British Virgin Islands or any relevant foreign jurisdiction, the “Company”).

BACKGROUND

(A)	By a resolution of the Board (as defined below) passed on 16 May 2023 the Board authorised the issue by the Company of up to 54,975,000 Warrants (as defined below) subject to the terms and conditions as set out in the Warrant Instrument dated as of 16 May, 2023, as supplemented by the Supplement dated 21 May 2024 (the “Original Warrant Instrument”), of which 18,264,876 Warrants remain outstanding on the date hereof.

(B)	The Company intends to change its jurisdiction of incorporation from the British Virgin Islands to the State of Delaware pursuant to Section 388 of the General Corporation Law of the State of Delaware (the “Domestication”) and, upon the effectiveness of such Domestication pursuant to the Delaware General Corporation Law (the “DGCL”), the Company, as a domesticated Delaware corporation, will be, for all purposes of the laws of the State of Delaware, deemed to be the same entity as the Company, as a domesticating British Virgin Islands company;

(C)	In connection with the Domestication, the shares of common stock of the Company after the Domestication, into which the ordinary shares of the Company before the Domestication will be converted in connection with the Domestication, will be listed on the New York Stock Exchange instead of the “London Stock Exchange” (as defined in the Original Warrant Instrument);

(D)	This Amended and Restated Warrant Instrument, which amends and restates the Original Warrant Instrument, to among other things (i) appoint Computershare Inc. and Computershare Trust Company, N.A., collectively as the Warrant Agent hereunder, (ii) reference the New York Stock Exchange instead of the London Stock Exchange after the Domestication and upon listing of the shares of common stock of the Company in the New York Stock Exchange, and (iii) make certain other changes including in order to comply with the DGCL, in each case, pursuant to the power and authority granted to the Board by Clause 11.1 of the Original Warrant Instrument;

(E)	The Company has accordingly determined to execute this Amended and Restated Warrant Instrument (as further modified, supplemented, amended or amended and restated from time to time, this “Instrument”) to set out the rights and interests of the Warrantholders (as defined below) and sets out to incorporate the duties, obligations and immunities of the Warrant Agent (as defined below) appointed under this Instrument.

OPERATIVE PROVISIONS

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Instrument:

“Accredited Investor” has the meaning given by Rule 501(a) of Regulation D;

“Acquisition” means the initial acquisition by the Company or by any subsidiary thereof (which may be in the form of a merger, capital stock exchange, asset acquisition, stock purchase, scheme of arrangement, reorganisation or similar business combination) of an interest in an operating company or business as further described in the Prospectus (and, in the context of the Acquisition, references to a company without reference to a business and references to a business without reference to a company shall in both cases be construed to mean both a company or a business), being the acquisition of Acuren Holdings, Inc. which completed on 30 July 2024;

“Adjustment Percentage” has the meaning given in clause 6.1;

“Admission” means admission of the Ordinary Shares and Warrants to the standard segment of the official list maintained by the UK Financial Conduct Authority and to trading on the main market for listed securities of the London Stock Exchange;

“Articles” means (i) prior to the Domestication, the amended and restated memorandum and articles of association of the Company, and (ii) following the Domestication, the certificate of incorporation of the Company or any similar document governing the Company, as further modified, supplemented, amended or amended and restated from time to time;

“Average Price” means, in respect of any Ordinary Share or any other Security, as of any date or relevant period (as applicable): (i) the volume weighted average price for such Security on the New York Stock Exchange for such date or relevant period (as applicable) as reported by Bloomberg through its “Volume at Price” function with “Calculation” mode set to “Bloomberg Definition” as reported up to two hours after the respective market closes on such date or each date of the relevant period (as applicable); (ii) if the Directors determine (by a resolution of the directors) that the New York Stock Exchange is not the principal securities exchange or trading market for that Security, the volume weighted average price of that Security for such date or relevant period (as applicable) on the principal securities exchange or trading market on which that Security is listed or traded as reported by Bloomberg through its “Volume at Price” functions; (iii) if the foregoing do not apply, the last closing trade price or the average of the last closing trade price for each Trading Day of the relevant period (as applicable) of that Security in the over-the-counter market on the electronic bulletin board for that Security as reported by Bloomberg; or (iv) if no last closing trade price is reported for that Security by Bloomberg, the last closing ask price or the average of the last ask price for each Trading Day of the relevant period (as applicable) of that Security as reported by Bloomberg; provided, however, if the Average Price cannot be calculated for that Security on such date or relevant period on any of the foregoing bases, the Average Price of that Security on such date or relevant period shall be the fair market value as mutually determined by the Company and the holders of the majority of outstanding Founder Preferred Shares (acting reasonably);

“Business Day” means any day (excluding a Saturday or a Sunday) on which banks in New York, New York or, if the Warrant Agent is not located in the United States, the country of location of the Warrant Agent (or such other person as has been notified to the Warrantholders in accordance with clause 13.2) are open for business;

“BVI” means the territory of the British Virgin Islands;

“CREST” means the relevant system as defined in the CREST Regulations in respect of which Euroclear is the operator (as defined in the CREST Regulations), in accordance with which securities may be held in uncertificated form;

“CREST Regulations” means The Uncertified Securities Regulations 2001 (SI 2001 No.3755), as amended;

“Depositary” means Computershare Investor Services PLC or any other depositary appointed by the Company from time to time;

“Depositary Interests” means the dematerialised depositary interests in respect of the Ordinary Shares and Warrants issued or to be issued by the Depositary;

“Directors” or “Board” means the board of directors of the Company from time to time;

“ERISA” means the US Employee Retirement Income Security Act of 1974, as amended;

“Exchange Act” means the US Securities Exchange Act of 1934, as amended;

“Exercise Price” means $11.50 per Ordinary Share (or such adjusted price as may be determined from to time in accordance with the provisions of clause 6), which is the aggregate amount payable for each Minimum Exercise Amount;

“Euroclear” means Euroclear UK & International Limited, or a similar system of foreign jurisdiction following any continuation, change of jurisdiction, merger or similar action under the laws of the British Virgin Islands or any relevant foreign jurisdiction;

“Form of Nomination” means in relation to any Warrant the form of nomination attached to the Warrant Certificate;

“Founder Preferred Shares” means (i) prior to the Domestication, the founder preferred shares of no par value each in the capital of the Company; and (ii) following the Domestication, any capital shares into which such founder preferred shares shall have been changed, exchanged, or converted or any share capital resulting from the Domestication or otherwise under applicable law from time to time;

“New York Stock Exchange” means New York Stock Exchange (or any successor national securities exchange);

“Minimum Exercise Amount” means, as of the applicable time of determination, with respect to each exercise of Warrants, the number of Warrants necessary for a Warrantholder to exercise to receive one whole Ordinary Share upon such exercise as determined by the Board, which number, as at the date first set forth above and prior to any adjustment in accordance with the provisions of this Instrument, is four;

“New Company” has the meaning given in clause 8.2;

“Ordinary Shares” means (i) prior to the Domestication, the ordinary shares of no par value each in the capital of the Company, and (ii) after the Domestication, any capital shares into which such ordinary shares shall have been changed, exchanged, or converted or any share capital resulting from the Domestication or otherwise under applicable law from time to time;

“Plan Asset Regulations” means the regulations promulgated by the U.S. Department of Labor at 29 CFR 25 10.3-1 01, as modified by section 3(42) of ERISA;

“Plan Investor” means (i) any “employee benefit plan” that is subject to Part 4 of Subtitle B of Title I of ERISA, (ii) a plan, individual retirement account or other arrangement that is subject to section 4975 of the U.S. Tax Code, (iii) entities whose underlying assets are considered to include “plan assets” of any plan, account or arrangement described in preceding paragraph (i) or (ii), or (iv) any governmental plan, church plan, non-U.S. plan or other investor whose purchase or holding of Ordinary Shares would be subject to any state, local, non-U.S. or other laws or regulations similar to Part 4 of Subtitle B of Title I of ERISA or section 4975 of the U.S. Tax Code or that would have the effect of the Plan Asset Regulations;

“Portion” means, as of the applicable time of determination, (as applicable) (i) from and after the date of the Original Warrant Instrument through the time immediately preceding the first adjustment (if any) under clause 6, one fourth (1/4th), (ii) from and after the time of the first adjustment (if any) under clause 6 until the next adjustment thereunder, the product of (x) one fourth (1/4th) multiplied by (y) the applicable Adjustment Percentage that is calculated in respect of such first adjustment, or (iii) from and after the time of each successive adjustment (if any) under clause 6, the product of (x) the fraction then in effect as previously determined pursuant to the immediately preceding clause (ii) or this clause (iii) (as the case may be) multiplied by (y) the applicable Adjustment Percentage that is calculated in respect of such applicable adjustment, subject to adjustment in accordance with clause 6.3;

“Prospectus” means the prospectus published by the Company in connection with Admission dated 17 May 2023;

“QIB” has the meaning given to the term “qualified institutional buyer” in Rule 144A under the Securities Act;

“Redemption Event” has the meaning given in clause 7.2;

“Redemption Notice” means the notice to Warrantholders notifying the occurrence of a Redemption Event to be given pursuant to clause 7.3;

“Redemption Trigger Price” means $18.00 (subject to adjustment pursuant to clause 7.5);

“Register” means the register of Warrantholders required to be maintained pursuant to clause 9.1;

“Registrar” means Computershare Inc. and Computershare Trust Company, N.A., collectively, or such other person or persons appointed by the Company from time to time to maintain the Register;

“Regulation D” means Regulation D under the Securities Act;

“Regulation S” means Regulation S under the Securities Act;

“Rule 144” means Rule 144 under the Securities Act;

“Rule 144A” means Rule 144A under the Securities Act;

“Securities” means shares and debt obligations of every kind of the Company, and including without limitation options, warrants and rights to acquire shares or debt obligations, and “Security” shall be construed accordingly;

“Securities Act” means the U.S. Securities Act of 1933, as amended;

“Subscription Notice” means in relation to any Warrant the notice of subscription attached to the Warrant Certificate;

“Subscription Period” means the period commencing on the date of Admission and ending on the earlier to occur of (i) 5.00 p.m. on the third anniversary of the completion of the Acquisition, or 30 July 2027, and (ii) such earlier date as determined by this Instrument, provided that, in each case, if such day is not a Trading Day, the Trading Day immediately following such day;

“Subscription Rights” means the rights to subscribe for Ordinary Shares granted by the Company to Warrantholders pursuant to this Instrument;

“Trading Day” means a day on which the New York Stock Exchange (or such other applicable securities exchange or quotation system on which the Ordinary Shares or Warrants are listed) is open for business (other than a day on which the New York Stock Exchange (or such other applicable securities exchange or quotation system) is scheduled to or does close prior to its regular weekday closing time);

“U.S. Investment Company Act” means the U.S. Investment Company Act of 1940, as amended, and related rules;

“U.S. Person” has the meaning given to the term “U.S. Person” in Regulation S;

“U.S. Tax Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Warrant Agent” means Computershare Inc. and Computershare Trust Company, N.A., collectively, or such other Warrant Agent as the Company may appoint from time to time;

“Warrant Certificate” means a certificate evidencing a holding of Warrants in certificated form, such certificate being in or substantially in the form set out in schedule 1 attached hereto;

“Warrantholder” means in relation to any Warrant, the person or persons who is or are for the time being the registered holder or joint holders of such Warrant in the Register;

“Warrantholder Resolution” means:

(a)	a resolution passed at a meeting of the Warrantholders duly convened and passed by Warrantholders representing not less than three-fourths of the votes cast, whether on a show of hands or on a poll; or

(b)	a resolution consented to in writing by Warrantholders representing not less than three-fourths of the votes of Warrantholders entitled to vote thereon.

“Warrants” means each of the warrants of the Company constituted by this Instrument and all rights conferred by this Instrument.

1.2	The clause headings are used for guidance only and shall not affect the meaning or interpretation of any part of this Instrument.

1.3	Reference to clauses, sub clauses and schedules in this Instrument are references to the clauses, sub clauses and schedules of and to this Instrument.

1.4	References to any statute or statutory provision includes references to that statute or statutory provision as it may be amended, extended or re-enacted from time to time and shall extend to any rules, orders, regulations or delegated legislation made thereunder.

1.5	Words importing the singular shall include the plural and vice versa; words importing the masculine shall include the feminine and neuter and vice versa; words importing persons shall include bodies corporate, unincorporated associations, partnerships, joint ventures, limited liability companies, firms, organizations, trusts or other entities, and shall include any successor (by merger or otherwise) of any such person.

1.6	Any register, index, minute book or book of account required to be kept by the Company pursuant to this Instrument shall be kept, and inspection thereof shall be allowed and copies shall be supplied, in such form and manner and subject to such precautions as would from time to time be permissible or required if it were a register, index, minute book or book of account required to be kept by the BVI Companies Act, 2004 (as amended) (or if the Company changes its jurisdiction from the British Virgin Islands to a foreign jurisdiction, the relevant laws of such foreign jurisdiction) and references to such records in the Instrument shall be construed accordingly. Notwithstanding the foregoing and for the avoidance of doubt, the Warrant Agent and Registrar shall keep all books and records required to be maintained by it hereunder in accordance with the express terms of this Agreement.

1.7	A Warrant is “outstanding” unless the Subscription Rights attached to such Warrant have been exercised in full or have lapsed in accordance with the provisions of this Instrument.

1.8	Any reference to “writing” or “written” includes any method of reproducing words or text in a legible and non-transitory form but shall not include e-mail.

1.9	All references to “$” are to the lawful currency of the United States as at the date of this Instrument.

1.10	References to times of the day are to that time in New York, New York and references to a day are to a period of 24 hours running from midnight to midnight.

1.11	Any reference to “Company” includes the Company in such form as it exists following the Domestication or any continuation, change of jurisdiction, merger, consolidation or similar action under the laws of the British Virgin Islands or any relevant foreign jurisdiction.

1.12	References to “shares in the capital of” or “share capital” or similar terms in this Instrument shall be construed so as to include, if the company is incorporated in the British Virgin Islands, shares in a company which has no share capital but is authorised to issue a maximum or unlimited number of shares.

2.	CONSTITUTION AND FORM OF WARRANTS

2.1	The Company previously created and constituted, pursuant to a resolution of the Board passed on 16 May 2023, 54,975,000 Warrants to subscribe for Ordinary Shares on the terms and subject to the conditions of the Original Warrant Instrument, of which 18,264,876 are outstanding on the date hereof.

2.2	Each Warrant confers the right (but not the obligation) on the Warrantholder to subscribe for the applicable Portion of an Ordinary Share during the Subscription Period on the terms and subject to the conditions set out in this Instrument.

2.3	The Company undertakes to comply with the terms and conditions of this Instrument and specifically, but without limitation, to do all such things and execute all such documents to the extent necessary in order to give effect to the exercise of any Subscription Rights in accordance with this Instrument.

2.4	Upon the issue of any Warrant, the Company shall (or cause the Registrar to) enter the person or persons to whom the Warrant is issued into the Register in respect of such Warrant. Subject to clause 9.5, the Warrants registered in a Warrantholder’s name will be held in certificated form and will be evidenced by a Warrant Certificate issued by the Company.

2.5	The Company shall, upon exercise of all or any of the Warrants in accordance with clause 4 from time to time during the Subscription Period, including, without limitation, the payment, in full, of the Exercise Price with respect thereto, forthwith allot and issue the number of Ordinary Shares required to be allotted and issued in accordance with the terms of this Instrument.

2.6	The Warrants are issued subject to the Articles and otherwise on the terms and conditions of this Instrument, which are binding upon the Company and each Warrantholder and all persons claiming through them.

3.	WARRANT CERTIFICATES

3.1	Every Warrant Certificate shall be in the form or substantially in the form set out in schedule 1 (or such other form as determined from time to time by the Company and reasonably acceptable to the Registrar and Warrant Agent ) and shall have endorsed thereon a Subscription Notice and Form of Nomination in the form or substantially in the form set out in schedule 1.

3.2	Every Warrantholder shall be entitled without charge to one Warrant Certificate for the Warrants held by such holder in certificated form save that joint holders shall be entitled to one certificate only in respect of the Warrants held by them jointly in certificated form which certificate shall be delivered to the holder whose name stands first in the Register in respect of such joint holding. The Company shall not be bound to register more than four persons as joint holders of any Warrants.

3.3	Where some, but not all, of the Warrants represented by any Warrant Certificate are transferred or exercised the Company shall issue, free of charge, to the relevant Warrantholder a new Warrant Certificate in accordance with the other provisions of this Instrument for the balance of the Warrants retained by such Warrantholder.

3.4	All Warrant Certificates shall be executed by or on behalf of the Company by such officers of the Company as the Board may designate, either manually or by facsimile signature. Upon written request by the Company, the Warrant Certificates shall be countersigned, either manually or by facsimile signature, by an authorized signatory of the Warrant Agent, but it shall not be necessary for the same signatory to countersign all of the Warrant Certificates hereunder.

3.5	If a Warrant Certificate is mutilated, defaced, lost, stolen or destroyed, it shall, at the discretion of the Company, be replaced at the office of the Registrar on payment of such expenses as may reasonably be incurred by the Company, Warrant Agent or Registrar in connection therewith and on such terms as to evidence, indemnity and/or security as the Company, Warrant Agent and/or Registrar may reasonably require. Mutilated or defaced Warrant Certificates must be surrendered before replacements will be issued.

4.	EXERCISE OF WARRANTS

4.1	Subject to this clause 4 and the terms and conditions of this Instrument, a Warrantholder may exercise all or any portion of its Subscription Rights for all or any whole number of Ordinary Shares for which he is entitled to subscribe at any time during the Subscription Period. The exercise of Subscription Rights must be made subject to, and in compliance with, any applicable laws and regulations and upon payment of any taxes, duties and other governmental charges payable by reason of the exercise (other than taxes and duties imposed on the Company). Neither the Registrar nor the Warrant Agent shall have any duty or obligation to take any action under any section of this Instrument that requires the payment of taxes and/or charges unless and until it is satisfied that all such payments have been made.

4.2	No fractions of an Ordinary Share will be issued to a Warrantholder upon exercise of any Warrants pursuant to this Instrument. Where a Warrantholder purports to exercise Warrants for an aggregate amount (a “Purported Exercise Amount”) that is not equal to a multiple of the Minimum Exercise Amount, such purported exercise will only be valid in respect of the amount of Warrants which are equal to the largest multiple of the Minimum Exercise Amount which is less than the Purported Exercise Amount (the “Largest Multiple Amount”).

4.3	In order to exercise Subscription Rights, whether in whole or in part, Warrantholders must deliver or cause to be delivered the relevant Warrant Certificate(s) to the Warrant Agent at the address of the Warrant Agent designated for such purposes (or to any other person or address otherwise notified to Warrantholders in accordance with clause 13.2) together with the Subscription Notice properly completed and duly signed (or any other document(s) as the Company, the Warrant Agent or Registrar may, in its absolute discretion, accept), together with a remittance in cleared funds for the Exercise Price in respect of the whole number of Ordinary Shares being acquired with respect to the Warrants being exercised. Once so delivered, a Subscription Notice shall be irrevocable save with the consent of the Board. Alternatively, holders of Depositary Interests representing the underlying Warrants may exercise Subscription Rights through CREST. Depositary Interest holders should refer to the CREST Manual for information on the CREST procedures and authentication required to effect such exercise. The exercise rights which are conferred by Warrants held in uncertificated form as Depositary Interests shall be exercisable if an uncertificated exercise notice is received up to 1.00 p.m. on the final exercisable date. The prescribed form of uncertificated exercise notice is an Unmatched Stock Event (“USE”) instruction, which, on settlement will have the effect of crediting a stock account of the Warrant Agent.

4.4	The USE instruction must be properly authenticated in accordance with Euroclear’s specifications and must contain the following details in addition to any other information required:

4.4.1	the nominal amount of Warrants in respect of which the Exercise Rights are being are being exercised;

4.4.2	the participant ID of the Warrantholder;

4.4.3	the member account ID of the Warrantholder;

4.4.4	the Warrant Agent’s participant ID: this is RA68;

4.4.5	the Warrant Agent’s member account ID: this is ADMWAR01;

4.4.6	the corporate action number, which will be allocated by Euroclear and can be found by viewing the relevant corporate action details in CREST;

4.4.7	the corporate action ISIN: this is VGG0093S1175; and

4.4.8	the Warrantholder’s intended settlement date.

A request to exercise Subscription Rights through CREST will be deemed identical in all respects to a request to exercise Warrants in certificated form and will not require any further action to be taken by the Depositary on behalf of the Warrantholder.

4.5	Warrants will be deemed to be exercised on the Business Day upon which the Warrant Agent (or such other person as shall have been notified to Warrantholders in accordance with clause 13.2) shall have received the relevant documentation and remittance in cleared funds referred to in this clause 4. Subject to Subscription Rights being validly exercised and value having been received by the Company in respect of the relevant remittance, and subject to clause 4.7, the Company shall issue the Ordinary Shares to be issued pursuant to the exercise of Subscription Rights and enter the holder of such Ordinary Shares in the Company’s register of shareholders not later than 10 days after the date on which such Subscription Rights are exercised. If an adjustment is made pursuant to clause 6 after the exercise date but before the relevant Ordinary Shares have been issued, the Warrantholder will receive such number of Ordinary Shares as it would have received had the exercise taken place following the adjustment taking effect. In the case of Warrants held in uncertificated form as Depositary Interests, the Company will issue the Ordinary Shares to be issued pursuant to the exercise of Subscription Rights to the Depositary in the Company’s register of shareholders not later than 10 days after the date on which such Subscription Rights are exercised, and the Depositary will cause to be issued Depositary Interests representing such Ordinary Shares within one Business Day to the relevant holder of Depositary Interests representing the underlying Warrants who exercised their Subscription Rights through CREST.

4.6	Subject to clause 4.7, as soon as practicable following the exercise of Subscription Rights in accordance with the terms of this Instrument and, in any event, not later than 28 days after the date on which such Subscription Rights are exercised, the Company shall issue (or cause to be issued):

4.6.1	a certificate for the Ordinary Shares in the name of such Warrantholder or such other person as may be named on the Form of Nomination set out in the Warrant Certificate (subject to applicable law and to payment of stamp duty, stamp duty reserve tax or any similar tax as may be applicable); and

4.6.2	in the event of a partial exercise of Subscription Rights by any Warrantholder, a Warrant Certificate in the name of such Warrantholder in respect of the balance of the Warrants represented by the relevant Warrant Certificate that remain outstanding.

The certificate for the Ordinary Shares issued upon the exercise of Warrants (together with any balancing Warrant Certificate) will be delivered at the risk of the person entitled thereto to the address of such person or (in the case of a joint holding) to that one of them whose name stands first in the Register or relevant Form of Nomination and will be sent by ordinary postal delivery.

4.7	At any time when the Ordinary Shares are capable of electronic settlement in uncertificated form on any securities exchange or quotation system on which the Ordinary Shares are traded or quoted, the Ordinary Shares to be issued upon the exercise of Subscription Rights may, at the absolute discretion of the Board (exercised in the manner required by any applicable laws), be issued in uncertificated form (whether in the form of Depositary Interests or otherwise) in such manner as the Company may notify the Warrantholders, the Registrar and the Warrant Agent.

4.8	Every Warrant in respect of which Subscription Rights:

4.8.1	have been exercised in full; or

4.8.2	have not been exercised (whether in whole or in part) during the Subscription Period,

shall lapse and be cancelled and Warrantholders will have no further Subscription Rights in respect of such Warrants and such Warrants may not be re-issued or re-sold.

4.9	Ordinary Shares issued pursuant to the exercise of Warrants in accordance with the terms of this Instrument shall be issued fully paid and free from any liens, charges or encumbrances and rights of pre-emption but shall not rank for any dividends or other distributions declared, made or paid on the Ordinary Shares for which the record date is prior to the relevant day on which the Warrants are exercised but, subject thereto, shall rank in full for all dividends and other distributions declared, made or paid on the Ordinary Shares on or after the relevant day on which the Warrants are exercised and otherwise pari passu in all respects with the Ordinary Shares in issue at that date.

4.10	At any time when the Ordinary Shares are listed on the New York Stock Exchange and/or any other securities exchange or quotation system, it is the intention of the Company to apply to the New York Stock Exchange (or relevant authority for any other securities exchange or quotation system) for the Ordinary Shares issued pursuant to any exercise of Warrants to be admitted to the New York Stock Exchange or such other securities exchange or quotation system on which the Ordinary Shares are traded or quoted.

4.11	The exercise of Subscription Rights by any holder or beneficial owner of Warrants who is a U.S. Person, or the right of such a holder or beneficial owner of Warrants or other U.S. Person to receive the Ordinary Shares falling to be issued to him following the exercise of his Subscription Rights, will be subject to such requirements, conditions, restrictions, limitations and/or prohibitions as the Company may at any time impose, in its absolute discretion, for the purpose of complying with the securities laws of the United States (including, without limitation, the Securities Act, the Exchange Act, the U.S. Investment Company Act, and any rules or regulations promulgated under such acts). The Company shall promptly inform the Warrantholders, Registrar and Warrant Agent in writing of any such requirements, conditions, restrictions, limitations and/or prohibitions.

4.12	To the extent any holder or beneficial owner of Warrants, including but not limited to any U.S. Person, holds Warrants in uncertificated form (whether in the form of Depositary Interests or otherwise) and exercises Subscription Rights through CREST (or any other system pursuant to which the Warrants may be held in uncertificated form as determined by the Board) they will be deemed to represent, warrant and agree to the Company, the Registrar, the Warrant Agent and the Depositary that each of the provisions set out in clause 4.13 are true and accurate as at the time(s) of such exercise and the Company, the Registrar, the Warrant Agent and the Depositary will be entitled to rely on the truth and accuracy of the same.

4.13	Each person exercising Subscription Rights represents, warrants and agrees, as at the time(s) of such exercise as follows:

4.13.1	either:

(a)	it is an Accredited Investor or a QIB and exercising for its own account or the account of a QIB with respect to which it invests on a discretionary basis and is doing so in reliance upon an applicable exemption from the registration requirements of the Securities Act and in accordance with all applicable laws; and:

(i)	it understands that the Ordinary Shares to be issued upon exercise of the Warrants have not been and are not registered under the Securities Act and will be subject to certain restrictions on transfer as set out in the Articles, including that they may not be offered or sold in the United States or to, or for the account or benefit of U.S. Persons, other than Accredited Investors or QIBs, absent registration or exemption from registration under the Securities Act;

(ii)	it may be asked to supply an opinion of legal counsel that the Ordinary Shares issuable upon exercise of the Warrants are exempt from registration under the Securities Act;

(iii)	it understands that:

(A)	a new holding period for the Ordinary Shares issued upon exchange of such Warrants for cash, for purposes of Rule 144, will commence upon issue of such Ordinary Shares; and

(B)	its exercise of Warrants and acquisition of Ordinary Shares was not solicited by any form of general solicitation or general advertising (as those terms are defined in Regulation D under the Securities Act) and that it has been given access to information sufficient to permit it to make an informed decision as to whether to invest in the Ordinary Shares; or

(b)	it is located outside the United States and is not a U.S. Person and is not exercising the Warrants for the account or benefit of a U.S. Person; and:

(i)	it is acquiring the Ordinary Shares to be issued upon exercise of such Warrants in an offshore transaction within the meaning of Regulation S and in accordance with all applicable laws;

(ii)	its exercise of Warrants and acquisition of Ordinary Shares to be issued upon exercise of the Warrants were not solicited by means of any “directed selling efforts” as defined in Regulation S;

(iii)	it understands that:

(A)	the Ordinary Shares will be subject to certain restrictions on transfer as set out in the Articles;

(B)	the Ordinary Shares have not been and are not registered under the Securities Act and may not be offered or sold in the United States or to, or for the account or benefit of U.S. Persons, other than Accredited Investors or QIBs, absent registration or an exemption from the registration requirements under the Securities Act; and

(C)	a new holding period for the Ordinary Shares issued upon exchange of such Warrants for cash, for purposes of Rule 144, will commence upon issue of such Ordinary Shares;

4.13.2	no portion of the assets used by the Warrantholder to exercise its Subscription Rights constitutes or will constitute the assets of (i) an “employee benefit plan” that is subject to Part 4 of Subtitle B of Title I of ERISA, (ii) a plan, individual retirement account or other arrangement that is subject to section 4975 of the U.S. Tax Code, (iii) entities whose underlying assets are considered to include “plan assets” of any plan, account or arrangement described in preceding clause (i) or (ii), or (iv) any governmental plan, church plan, non-U.S. plan or other investor whose purchase or holding of Ordinary Shares would be subject to any state, local, non-U.S. or other laws or regulations similar to Part 4 of Subtitle B of Title I of ERISA or section 4975 of the U.S. Tax Code or that would have the effect of the regulations issued by the U.S. Department of Labor set forth at 29 CFR section 2510.3-101, as modified by section 3(42) of ERISA; and

4.13.3	it is not a resident of any jurisdiction where the offer or sale of relevant securities or the exercise of the Warrants and receipt of the Ordinary Shares would violate the relevant securities laws of such jurisdiction and is not exercising the Warrants on behalf of any such person.

4.14	The Registrar, the Warrant Agent and the Company reserve the right to delay taking any action on any particular instructions from the Warrantholder if any of them considers that it needs to do so to obtain further information from the Warrantholder or to comply with any legal or regulatory requirement binding on it (including the obtaining of evidence of identity to comply with money laundering regulations), or to investigate any concerns they may have about the validity of or any other matter relating to the instruction.

4.15	The Company shall not be obliged to issue and deliver Ordinary Shares pursuant to the exercise of a Warrant unless (i) such Ordinary Shares have been registered or qualified or deemed to be exempt under the securities laws of the jurisdiction of state of residence of the Warrantholder, (ii) a registration statement under the Securities Act with respect to the Ordinary Shares is effective, (iii) the Warrantholder provides the Company with reasonable assurance that such Ordinary Shares can be sold, novated or transferred pursuant to Rule 144, Rule 144A promulgated under the Securities Act (or a successor rule thereto), or another applicable exemption from the registration requirements under the Securities Act, and the applicable sale of the Ordinary Shares to be made in reliance upon such exemption is made in accordance with the terms of such exemption (in which case the Company shall provide the Warrant Agent with an opinion of legal counsel, in a form reasonably acceptable to the Warrant Agent, stating the exercise of the Warrants is exempt from the registration requirements of the Securities Act and such Ordinary Shares are qualified for sale or exempt from qualification under applicable securities laws of jurisdictions in which the Warrantholder resides). Warrants may not be exercised by, or Ordinary Shares issued or delivered to, any Warrantholder in any state or other jurisdiction in which such exercise or issue and delivery of Ordinary Shares would be unlawful.

4.16	At any time during the Subscription Period, the Board will have the discretion to refuse to accept a notice of exercise of Subscription Rights to the extent such exercise may affect the Company’s ability to meet the requirements in Listing Rule 14.3.2.

5.	UNDERTAKINGS

Subject to the provisions of clause 6 and, unless otherwise authorised by a Warrantholder Resolution, whilst any Subscription Rights remain exercisable, the Company shall at all times maintain all requisite board and shareholder or other authorizations necessary to enable the issue of Ordinary Shares pursuant to the exercise of all the Warrants outstanding from time to time.

6.	ADJUSTMENT OF SUBSCRIPTION RIGHTS

6.1	If the Company, at any time while Subscription Rights are outstanding:

6.1.1	issues any Ordinary Shares by way of dividend or distribution to holders of Ordinary Shares (solely in their capacity as holders of Ordinary Shares);

6.1.2	subdivides (by any share split, recapitalisation or otherwise) the number of Ordinary Shares outstanding into a larger number of Ordinary Shares; or

6.1.3	consolidates (by consolidation, combination, reverse share split or otherwise) the number of outstanding Ordinary Shares into a smaller number of Ordinary Shares,

then in each such case the Exercise Price shall be divided by the quotient of (x) the number of Ordinary Shares outstanding immediately after such event divided by (y) the number of Ordinary Shares outstanding immediately before such event (the result of such quotient is referred to herein the “Adjustment Percentage”). Any adjustment made pursuant to clause 6.1.1 shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause 6.1.2 or 6.1.3 shall become effective immediately after the effective date of such subdivision or consolidation. Following each adjustment to the Exercise Price pursuant to this clause 6.1, the Portion shall also be adjusted so that after such adjustment the aggregate Exercise Price payable following adjustment for all outstanding Warrants shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment (subject to any rounding under clause 6.2).

6.2	On any adjustment to the Exercise Price pursuant to this clause 6, the resultant Exercise Price, if not an integral multiple of one cent, will be rounded to the nearest cent (0.5 cents being rounded upwards); provided however, in no event shall any adjustment to the Exercise Price be made if such adjustment would cause the Exercise Price to be less than that required by any then applicable laws and regulations.

6.3	If:

6.3.1	the Board determines that an adjustment should be made to the Exercise Price and/or the Portion to which each Warrant relates as a result of one or more events or circumstances not referred to in clause 6.1 or

6.3.2	an event which gives or may give rise to an adjustment under clause 6.1 occurs in circumstances such that the Board, in its absolute discretion, determines that the adjustment provisions of clause 6.1 need to be operated subject to some modification in order to give a result which is fair and reasonable in all the circumstances, then the Board may make any adjustment to the Exercise Price and/or Portion or modification to the operation of clause 6.1 as it determines in good faith to be fair and reasonable to take account of the relevant event or circumstance and upon determination the adjustment (if any) will be made and will take effect in accordance with the determination.

Whenever an adjustment is made or any event affecting the Warrants or their exercisability, the Company shall (i) promptly prepare a certificate setting forth such adjustment or describing such event, and a brief, reasonably detailed statement of the facts, computation and methodology accounting for such adjustment, and (ii) promptly file with the Warrant Agent and with each transfer agent for the Ordinary Shares a copy of such certificate. The Warrant Agent shall be fully protected in relying on any such certificate and on any adjustment or statement therein contained and shall have no duty or liability with respect to and shall not be deemed to have knowledge of any such adjustment or any such event unless and until it shall have received such certificate.

7.	MANDATORY REDEMPTION

7.1	Upon the occurrence of the Redemption Event, each Warrant, unless previously exercised or cancelled before the date set for redemption in accordance with clause 7.3, will be mandatorily redeemed by the Company for $0.01 per Warrant.

7.2	The Redemption Event occurs if the Average Price of an Ordinary Share for any ten consecutive Trading Days is equal to or greater than the Redemption Trigger Price (the “Redemption Event”).

7.3	The Company will give Warrantholders notice of the Redemption Event having occurred within 20 days of its occurrence in accordance with the terms of this Instrument and will redeem all Warrants failing to be redeemed on the date set by the Redemption Notice, being a date no longer than 30 days following the occurrence of the Redemption Event. Any Warrant which is exercised before the date set for redemption by the Redemption Notice will not be redeemed.

7.4	On the date set for redemption by the Redemption Notice, the Company shall pay to each holder of Warrants failing to be redeemed the amount due in respect of such redemption and upon making such payment the relevant Warrant will be cancelled.

7.5	If the Board determines that an adjustment should be made to the Redemption Trigger Price as a result of matters such as any subsequent consolidation or subdivision of the Ordinary Shares or issue of Ordinary Shares to shareholders by way of dividend or distribution, the Board shall determine in good faith as soon as practicable what adjustment (if any) to the Redemption Trigger Price is fair and reasonable and upon determination the adjustment (if any) will be made and will take effect in accordance with the determination.

8.	GENERAL OFFERS AND LIQUIDATION

8.1	While any Subscription Rights remain outstanding, if at any time an offer is made to all holders of Ordinary Shares (or all such holders other than the offeror and/or any company controlled by the offeror and/or persons acting in concert with the offeror) to acquire all or some of the issued Ordinary Shares and the Company becomes aware on or before the end of the Subscription Period that as a result of such offer (or as a result of such offer and any other offer made by the offeror) the right to cast a majority of the votes which may ordinarily be cast on a poll at a general meeting of members (or shareholders, as applicable) of the Company has or will become vested in the offeror and/or such companies or persons as aforesaid, the Company will give notice to the Warrantholders of such vesting within 14 days of it occurring, and each such Warrantholder will be entitled, at any time within the period of 30 days immediately following the date of such notice, to exercise his Subscription Rights on the terms on which the same could have been exercised if they had been exercisable and had been exercised on the date of such notice after which time all Subscription Rights will lapse. If any part of such period falls after the end of the Subscription Period, the end of the Subscription Period will be deemed to be the last Business Day of that 30 day period.

8.2	If in connection with the Acquisition, holders of Ordinary Shares are offered or receive shares in another company (the “New Company”) the Directors may, in their absolute discretion, determine that the Subscription Rights be replaced by new subscription rights in respect of shares of the New Company and clause 8.1 will not apply if it would otherwise do so. Any such new subscription rights will be equivalent to the Subscription Rights (as determined by the Directors in their absolute discretion acting in good faith) and will be on such terms as the Directors consider in their absolute discretion acting in good faith to be fair and reasonable.

8.3	If the Company enters into liquidation, all Subscription Rights will lapse on the date of the commencement of the liquidation.

9.	TRANSFER AND TITLE

9.1	Warrants shall be transferable individually and in integral multiples in accordance with this Instrument and Schedule 2 pursuant to an instrument of transfer substantially in the form attached hereto as Schedule 4. The Registrar shall maintain a register of Warrantholders in registered form and the provisions of schedule 2 relating to the transfer, transmission and registration of Warrants shall have full effect as if the same had been incorporated in this Instrument.

9.2	The Company shall be entitled to appoint such person or persons as the Company thinks fit as the Registrar and to remove any such person or persons and make a new appointment in their stead upon at least 30 days prior written notice. The Company shall forthwith give a notice of any change in the identity or address of the Registrar in accordance with clause 13.2.

9.3	The registered holder of a Warrant shall be treated as its absolute owner for all purposes notwithstanding any notice of ownership or notice of previous loss or theft or of trust or other interest therein (except as ordered by a court of competent jurisdiction or required by law). The Company and Warrant Agent shall not (except as stated above) be bound to recognise any other claim to or interest in any Warrant.

9.4	Subject to compliance with all applicable laws and regulations, the Company may make arrangements to enable Warrants to be held and exercised in uncertificated form (whether in the form of Depositary Interests, or evidenced by a “global Warrant certificate” deposited on behalf of the Company with a depository or its custodian, or otherwise) in such manner as the Directors may determine from time to time. In the event the Warrants are held in global form, the exercise, transfer and exchange of the Warrants or beneficial interests therein shall be effected through the applicable depository, in accordance with this Agreement and the procedures of the depository therefor.

9.5	No Warrant may be transferred to any person in the absence of an effective registration statement under the Securities Act and any applicable state securities laws covering the Warrants, or an exemption from such registration is then available and the Company provides the Warrant Agent with an opinion of counsel, in a form reasonably acceptable to the Warrant Agent, stating that such transfer of the Warrants is exempt from the registration requirements of the Securities Act and any applicable state securities laws.

10.	MEETINGS OF WARRANTHOLDERS

10.1	All the provisions of the Articles as to the conduct of, and standards for a quorum and action at, meetings of the members (or shareholders, as applicable) apply mutatis mutandis to meetings of Warrantholders as though the Warrants were a class of shares forming part of the capital of the Company, but:

10.1.1	the necessary quorum is the requisite number of Warrantholders (present in person or by proxy) entitled to subscribe for two-tenths in number of the Ordinary Shares attributable to such outstanding Warrants;

10.1.2	every Warrantholder present in person or by proxy at any such meeting is entitled on a show of hands to one vote for each Ordinary Share for which he is entitled to subscribe and every such Warrantholder present in person or by proxy is entitled on a poll to one vote for each Ordinary Share for which he is entitled to subscribe;

10.1.3	any Warrantholder present in person or by proxy may demand or join in demanding a poll; and

10.1.4	if at any adjourned or postponed meeting a quorum as above defined is not present, the Warrantholder or Warrantholders then present in person or by proxy are a quorum.

10.2	Without prejudice to the generality of the foregoing, at a meeting of Warrantholders, the Warrantholders, by way of Warrantholder Resolution, shall have power to:

10.2.1	sanction or approve any compromise or arrangement proposed to be made between the Company and the Warrantholders or any of them;

10.2.2	sanction or approve any proposal by the Company for modification, abrogation, variation or compromise of, or arrangement in respect of the rights of the Warrantholders against the Company whether such rights shall arise under this Instrument or otherwise;

10.2.3	sanction or approve any proposal by the Company for the exchange or substitution for the Warrants of, or the conversion of the Warrants into, shares, stock, bonds, debentures, debenture stock, warrants or other obligations or securities of the Company or any other body corporate formed or to be formed;

10.2.4	assent to any modification of the conditions to which the Warrants are subject and/or the provisions contained in this Instrument which shall be proposed by the Company;

10.2.5	authorise any person to concur in and execute and do all such documents, acts and things as may be necessary to carry out and give effect to any Warrantholder Resolution;

10.2.6	discharge or exonerate any person from any liability in respect of any act or omission for which such person may have become responsible under this Instrument; and

10.2.7	give any authority, direction or sanction or approve which under the provisions of this Instrument is required to be given by Warrantholder Resolution.

10.3	A Warrantholder Resolution consented to in writing may be contained in one document or several documents in the same form, each signed by or on behalf of one or more Warrantholders.

11.	MODIFICATIONS

11.1	Any modification, supplement, amendment or amendment and restatement of this Instrument and any of the rights attached to the Warrants may be effected only by an instrument in writing, executed by the Company and expressed to be a modification, supplement, amendment or amendment and restatement of this Instrument and, save in the case of (A) a modification, supplement, amendment or amendment and restatement of this Instrument which is of a formal, minor or technical nature or made to correct a manifest error; or (B) a modification, supplement, amendment or amendment and restatement of this Instrument deemed necessary or desirable by the Directors in their absolute discretion (acting in good faith) and which the Directors determine in their absolute discretion (acting in good faith) does not adversely affect the interests of Warrantholders; or (C) a modification, supplement, amendment or amendment and restatement of this Instrument in connection with the Company’s change of jurisdiction from the British Virgin Islands to a foreign jurisdiction, only if it shall first have been sanctioned by a Warrantholder Resolution. Notwithstanding the foregoing, the Company may lower the Exercise Price (permanently or for limited duration) or extend the duration of the Subscription Period without the prior sanction, consent or approval of Warrantholders. Upon the delivery of a certificate from an authorized officer of the Company and which states that the proposed modification is in compliance with the terms of this Section 11.1, the Warrant Agent shall execute such modification. Notwithstanding anything in this Instrument to the contrary, the Warrant Agent shall not be required to execute any modification to this Instrument that it has determined would adversely affect its own rights, duties, obligations or immunities under this Instrument. No modification to this Instrument shall be effective unless duly executed by the Warrant Agent.

11.2	A memorandum of every such modification, supplement, amendment or amendment and restated instrument shall be endorsed on this Instrument by the Company.

11.3	Notice of every modification, supplement, amendment or amendment and restatement of this Instrument shall be given by the Company to the Warrantholders in accordance with clause 13.2.

12.	PURCHASE, surrender AND CANCELLATION

12.1	The Company may at any time purchase, from one or more Warrantholders, Warrants, whether:

12.1.1	by tender at any price; or

12.1.2	on or through the market; or

12.1.3	by private treaty at any price,

or otherwise, on such terms as the Board, in their absolute discretion (acting in good faith) determine provided such purchases are made in accordance with applicable laws and regulations and the rules of any stock exchange or trading platform on which Warrants are listed or traded.

12.2	The Company shall accept the surrender (for no consideration) of Warrants at any time.

12.3	All Warrants purchased pursuant to clause 12.1 or surrendered shall be cancelled forthwith and may not be reissued or sold.

13.	AVAILABILITY OF INSTRUMENT AND NOTICES

13.1	Every Warrantholder shall be entitled to inspect a copy of this Instrument at the offices of the Warrant Agent designated for such purposes (which initially shall be 150 Royall Steet, Canton, MA 02021, U.S. or such other agent and address as the Company may appoint), during normal business hours (Saturdays, Sundays and public holidays in the location of the Warrant Agent excepted), and shall be entitled to receive a copy of this Instrument against payment of such charges as the Board may impose in its absolute discretion.

13.2	Notices to be given pursuant to the provisions of this Instrument shall be given in accordance with schedule 2, paragraph 4.

13.3	The Company will use reasonable efforts to give written notice to each Warrantholder at least fifteen calendar days prior to the date on which the Company closes its books or takes a record (A) with respect to any distribution on the Ordinary Shares or (B) for determining rights to vote with respect to any voluntary dissolution or voluntary liquidation of the Company.

14.	PURCHASE OF ORDINARY SHARES BY THE COMPANY

The Company may at any time purchase Ordinary Shares, or arrange for the purchase of Ordinary Shares on its behalf or by any other member of its group, and whether by way of tender offer, without requiring, in each case, the consent of Warrantholders for such purchase.

15.	ENFORCEMENT

15.1	The Company acknowledges and covenants that the benefit of the covenants, obligations and conditions on the part of or binding upon it contained in this Instrument and the schedules hereto shall enure to the benefit of each and every Warrantholder and the Registrar and Warrant Agent and each of its successors and assigns.

15.2	Each Warrantholder shall be entitled to enforce the said covenants, obligations and conditions against the Company insofar as such Warrantholder’s Warrant is concerned, without the need to join the beneficiary of any such Warrant or any intervening or other Warrantholder in the proceedings for such enforcement.

16.	GOVERNING LAW

16.1	This Instrument and the Warrants and any dispute or claim arising out of or in connection with any of them or their subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the laws of (i) prior to the Domestication, the British Virgin Islands except that the rights, immunities, duties and obligations of the Warrant Agent and Registrar shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such state without regard to its rules of conflict of laws, and (ii) following the Domestication, the State of Delaware.

16.2	Prior to the Domestication, the courts of the British Virgin Islands shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Instrument or any Warrant or their subject matter or formation (including non-contractual disputes or claims), provided that, each party (a) agrees that the courts of the State of Delaware and of the United States of America located in the State of Delaware (the “Delaware Courts”) shall have exclusive jurisdiction to settle any dispute or claim to which the Warrant Agent or Registrar is party, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Delaware Courts, and (c) waives any claim of improper venue or any claim that the Delaware Courts are an inconvenient forum. Following the Domestication, the courts of the State of Delaware shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Instrument or any Warrant or their subject matter or formation (including non-contractual disputes or claims).

17.	SEVERABILITY

17.1	If any term, provision, covenant or restriction of this Instrument is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Instrument shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that if such excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately upon written notice to the Company.

18.	FORCE MAJEURE

18.1	Notwithstanding anything to the contrary contained herein, the Warrant Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, epidemics, pandemics, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of any utilities, communications, or computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

19.	CONCERNING THE Warrant AGENT

The rights, duties and immunities of the Warrant Agent are set forth on Schedule 3 attached hereto and incorporated herein by reference. The parties hereto acknowledge and agree that all references to the Warrant Agent shall include Computershare Inc. in its capacity as Registrar, as applicable and that all protections, rights, immunities and protections in favor of the Warrant Agent in this Instrument (including, without limitation, in Schedule 3 of this Instrument) shall apply to the Registrar as if the Registrar was expressly named therein.

[Signature Page Follows]

IN WITNESS THEREOF this Instrument has been executed by the Company on the date first written above.

ACUREN CORPORATION

/s/ Desiree DeStefano
Name:	Desiree DeStefano
Title:	Vice President and Assistant Treasurer

IN WITNESS THEREOF this Instrument has been executed by Computershare Inc. on the date first written above.

COMPUTERSHARE TRUST COMPANY, N.A. and COMPUTERSHARE INC.
On behalf of both entities

/s/ Collin Ekeogu
Name:	Collin Ekeogu
Title:	Senior Manager, Corporate Actions

SCHEDULE 1

Form of Warrant Certificate

THE SECURITIES REPRESENTED BY THIS WARRANT CERTIFICATE (INCLUDING THE SECURITIES ISSUABLE UPON EXERCISE OF ANY WARRANT) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR NOVATED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY OR THE WARRANT AGENT), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY AND THE WARRANT AGENT, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER THE ACT.

THE SECURITIES REPRESENTED BY THIS WARRANT CERTIFICATE (INCLUDING THE SECURITIES ISSUABLE UPON THE EXERCISE OF ANY WARRANT) ARE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED WARRANT INSTRUMENT DATED 23 SEPTEMBER 2024, EXECUTED BY THE COMPANY (AS MODIFIED, SUPPLEMENTED, AMENDED OR AMENDED AND RESTATED, THE “WARRANT INSTRUMENT”). COPIES OF SUCH INSTRUMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE OFFICES OF THE WARRANT AGENT, COMPUTERSHARE TRUST COMPANY, N.A. AND COMPUTERSHARE INC., WITH OFFICES AT THE ADDRESS BELOW (OR SUCH OTHER AGENT AND ADDRESS AS THE COMPANY MAY APPOINT).

SEE ANNEX A TO THIS WARRANT CERTIFICATE FOR ADDITIONAL RESTRICTIVE LEGENDS APPLICABLE TO THIS WARRANT

No. of Certificate:	[●]

Number of Warrants:	[●]

Date of issue:	[●]

Warrants to subscribe for Ordinary Share(s) in

ACUREN CORPORATION

Registered Office: Ritter House, Wickhams Cay II, Road Town, Tortola VG1110, British Virgin Islands

incorporated in the British Virgin Islands

(Registered number: 2114331)

This is to certify that [●]

of [●]

is/are the registered holder(s) of [●] Warrants in Acuren Corporation issued pursuant to and in accordance with the terms of the Amended and Restated Warrant Instrument (as from time to time amended) executed by the Company and the Warrant Agent thereunder (as modified, supplemented amended or amendment and restated, the “Warrant Instrument”). Words and expressions used in this Warrant Certificate and the Subscription Notice shall have the same meanings as in the Warrant Instrument.

The registered holder is entitled in respect of every one Warrant held to subscribe for the applicable Portion of an Ordinary Share during the Subscription Period on the terms and conditions set forth in the Warrant Instrument. At the date of issue of this certificate, the applicable Portion is [one-fourth][insert applicable Portion if there has been a prior adjustment] of an Ordinary Share.

Warrants are exercisable only as specified in clause 4 of the Warrant Instrument.

Transfer of any of the Warrants comprised herein will not be registered without production of this Warrant Certificate.

The Warrant Instrument is enforceable severally by each Warrantholder and is available for inspection at the offices of the Warrant Agent designated for such purposes (which initially shall be at 150 Royall Street, Canton, MA 02021, U.S.) or such other agent and address as the Company may appoint, until the end of the Subscription Period.

This Warrant Certificate is subject to all of the terms, provisions and conditions of the Warrant Instrument, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Warrant Instrument reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Company and the holders of the Warrant Certificates.

ACUREN CORPORATION

Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A. and COMPUTERSHARE INC.
On behalf of both entities

Name:
Title:

ANNEX A

PRIOR TO INVESTING IN THE SECURITIES OR CONDUCTING ANY TRANSACTIONS IN THE SECURITIES, INVESTORS ARE ADVISED TO CONSULT PROFESSIONAL ADVISERS REGARDING THE RESTRICTIONS ON TRANSFER SUMMARISED BELOW AND ANY OTHER RESTRICTIONS.

THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). HEDGING TRANSACTIONS INVOLVING THIS SECURITY MAY NOT BE CONDUCTED DIRECTLY OR INDIRECTLY, UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER OF THIS SECURITY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A OR REGULATION S THEREUNDER.

THIS SECURITY MAY NOT BE ACQUIRED, HELD BY OR TRANSFERRED TO (I) AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO THE U.S. EMPLOYEE RETIREMENT SECURITIES ACT OF 1974, AS AMENDED (“ERISA”), (II) A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR ARRANGEMENT THAT IS SUBJECT TO THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 OF ERISA OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR TO ANY OTHER STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT WOULD HAVE THE SAME EFFECT AS REGULATIONS PROMULGATED UNDER ERISA BY THE U.S. DEPARTMENT OF LABOR AND CODIFIED AT 29 C.F.R. SECTION 2510.3-101 (AS MODIFIED BY SECTION 3(42) OF ERISA) SO AS TO CAUSE THE UNDERLYING ASSETS OF THE COMPANY TO BE TREATED AS ASSETS OF THAT INVESTING ENTITY BY VIRTUE OF ITS INVESTMENT IN THE COMPANY AND THEREBY SUBJECT THE COMPANY (OR PERSONS RESPONSIBLE FOR THE INVESTMENT AND OPERATION OF THE COMPANY’S ASSETS) TO LAWS OR REGULATIONS THAT ARE SIMILAR TO THE FIDUCIARY RESPONSIBILITY OR PROHIBITED TRANSACTION PROVISIONS CONTAINED IN TITLE I OF ERISA OR SECTION 4975 OF THE CODE, OR (III) AN ENTITY THE UNDERLYING ASSETS OF WHICH ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF SUCH PLANS, ACCOUNTS AND ARRANGEMENTS AND WHICH HAVE PURCHASED THIS SECURITY ON BEHALF OF, OR WITH “PLAN ASSETS” OF, ANY PLAN (COLLECTIVELY A “PLAN”).

SUBSCRIPTION NOTICE

In order to exercise all or any of the Warrants represented by this Warrant Certificate, this Warrant Certificate must be submitted with this Subscription Notice duly completed and signed, together with the payment in cleared funds referred to below, to the Warrant Agent, who are initially Computershare Inc. and Computershare Trust Company, N.A., located at 150 Royall Street, Canton, MA 02021, U.S. (or such other Warrant Agent and address as the Company may appoint).

To: The Directors of Acuren Corporation

I/We the undersigned, being the registered holder(s) of the Warrants comprised in this Warrant Certificate (and the several Warrant Certificates (if any) enclosed with this Subscription Notice) hereby give(s) notice of his/their wish to exercise [●] Warrant(s) to subscribe for [●] Ordinary Shares in accordance with the provisions of the Warrant Instrument.

I/We enclose proof of payment for $[●] in favor of the Company being the aggregate payment of the full subscription price for the total number of such Warrants.*

* Please contact the Warrant Agent in order to pay by way of electronic transfer.

I/we represent, warrant, agree and understand that:

(I)	either:

(a)	I/we am/are an “accredited investor” as defined in Rule 501(a) of Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or a “qualified institutional buyer” or “QIB” within the meaning of Rule 144A under the Securities Act and am/are exercising for my/our own account or the account of a QIB with respect to which I/we invest on a discretionary basis and am/are doing so in reliance upon an applicable exemption from the registration requirements of the Securities Act and in compliance with all applicable laws; and:

(i)	understand that the Ordinary Shares to be issued upon exercise of the Warrants have not been and are not registered under the Securities Act and will be subject to certain restrictions on transfer as set out in the Articles including that they may not be offered or sold in the United States or to, or for the account or benefit of U.S. Persons, other than Accredited Investors or QIBs, absent registration or exemption from registration under the Securities Act;

(ii)	I/we may be asked to supply an opinion of legal counsel that the Ordinary Shares issuable upon exercise of the Warrants are exempt from registration under the Securities Act;

(iii)	understand that:

(A)	a new holding period for the Ordinary Shares issued upon exchange of such Warrants for cash, for purposes of Rule 144 under the Securities Act, will commence upon issue of such Ordinary Shares; and

(B)	my/our exercise of Warrants and acquisition of Ordinary Shares to be issued upon exercise of such Warrants was not solicited by any form of general solicitation or general advertising (as those terms are defined in Regulation D under the Securities Act) and that it has been given access to information sufficient to permit it to make an informed decision as to whether to invest in such Ordinary Shares; or

(b)	I/we am/are located outside the United States and am/are not a “U.S. Person” (as defined in Regulation S under the Securities Act) and am/are not exercising the Warrants for the account or benefit of a U.S. Person; and:

(i)	am/are acquiring the Ordinary Shares to be issued upon exercise of such Warrants in an offshore transaction within the meaning of Regulation S and in accordance with all applicable laws;

(ii)	my/our exercise of Warrants and acquisition of Ordinary Shares to be issued upon exercise of the Warrants were not solicited by means of any “directed selling efforts” as defined in Regulation S;

(iii)	understand that:

(A)	the Ordinary Shares will be subject to certain restrictions on transfer as set out in the Articles;

(B)	the Ordinary Shares have not been and will not be registered under the Securities Act and may not be offered or sold in the United States or to, or for the account or benefit of U.S. Persons, other than Accredited Investors or QIBs, absent registration or an exemption from the registration requirements under the Securities Act; and

(C)	a new holding period for the Ordinary Shares issued upon exchange of such Warrants for cash, for purposes of Rule 144 under the Securities Act, will commence upon issue of such Ordinary Shares;

(II)	no portion of the assets used by the Warrantholder to exercise my/our Subscription Rights constitutes or will constitute the assets of (i) an “employee benefit plan” that is subject to Part 4 of Subtitle B of Title I of ERISA, (ii) a plan, individual retirement account or other arrangement that is subject to section 4975 of the U.S. Tax Code, (iii) entities whose underlying assets are considered to include “plan assets” of any plan, account or arrangement described in preceding Clause (i) or (ii), or (iv) any governmental plan, church plan, non-U.S. plan or other investor whose purchase or holding of Ordinary Shares would be subject to any state, local, non-U.S. or other laws or regulations similar to Part 4 of Subtitle B of Title I of ERISA or section 4975 of the U.S. Tax Code or that would have the effect of the regulations issued by the U.S. Department of Labor set forth at 29 CFR section 2510.3-101, as modified by section 3(42) of ERISA; and

(III)	I/we am/are not a resident of any jurisdiction where the offer or sale of relevant securities or the exercise of the Warrants and receipt of the Ordinary Shares would violate the relevant securities laws of such jurisdiction and am/are not exercising the Warrants on behalf of any such person.

I/We direct you to deliver the registered Ordinary Shares issued pursuant hereto to the person(s) whose name(s) and address(es) is/are set out in the Form of Nomination set out below and who has signed the acceptance set out therein or, if none is set out, to me/us in which event I/we agree to accept such shares subject to the Articles. I/We authorise and request the entry of the name(s) of such persons in the register of shareholders of the Company in respect thereof.

I/We require the delivery of:

(a)	certificates in respect of the Ordinary Shares to be issued to such persons; and

(b)	a Warrant Certificate in the name(s) of such persons for any balance of my/our Warrants remaining exercisable,

at the risk of such persons to such address as is set out in the Form of Nomination or, if none is set out, to my/our address set out in the Register of Warrantholders or (in the case of joint holders) to the address of that one whose name stands first in such form of Nomination or (if applicable) Register in respect of the Warrants represented by this Warrant Certificate by ordinary postal service.

Dated

Signature(s)

GUIDANCE NOTES:

Exercise of the Warrants represented by this Warrant Certificate may be consolidated with the exercise of Warrants represented by other Warrant Certificates by the use of only one Subscription Notice, provided that the other Warrant Certificates are attached to the Subscription Notice.

In the case of joint holdings, all joint holders must sign.

FORM OF NOMINATION

Please insert in BLOCK CAPITALS in the box below the full name(s) of the person(s) to whom you wish the Ordinary Shares arising on the exercise of your Warrants to be issued and the address to which the certificate for such Ordinary Shares together with any balance certificate for Warrants should be sent and the address of the sole or first-named Warrantholder.

I/We agree to accept all the fully paid Ordinary Shares to be issued to me/us subject to the Articles.

Signed

Dated

If the above box is left blank in the case of Warrants held in certificated form, the Ordinary Shares will be issued to the Warrantholder(s) named in the attached Warrant Certificate and the certificate for such Ordinary Shares together with any balance Warrant Certificate will be sent to the registered address of the sole or first-named Warrantholder.

SCHEDULE 2

REGISTRATION, TRANSFER AND TRANSMISSION

1.	Registration and Title

1.1	An accurate register of the Warrants (the “Register”) will be kept by the Registrar and there shall be entered in the Register:

1.1.1	the names and addresses of the Warrantholders;

1.1.2	the amount of Warrants held by every registered holder; and

1.1.3	the date upon which the name of every such registered holder is entered in respect of the Warrants standing in his name.

1.2	Any change of name or address on the part of a Warrantholder shall forthwith be notified to the Registrar at the office of the Warrant Agent, who is initially Computershare Trust Company, N.A. and Computershare Inc. with offices at 150 Royall Street, Canton, MA 02021, U.S. (or such other agent and address as the Company may appoint), who shall cause the Register to be altered accordingly. The Register may be closed by the Company for such period or periods and at such times as it may think fit provided that it shall not be closed for more than thirty days in any calendar year. Any transfer made while the Register is so closed shall, as between the Company and the person claiming under the transfer (but not otherwise), be considered as made immediately after the reopening of the Register. The Warrantholders or any of them, and any person duly authorised by any such holder, shall be at liberty at all reasonable times during office hours to inspect the Register and to take copies of or extracts from the same or any part thereof.

1.3	The Company, the Registrar and the Warrant Agent shall be entitled to treat the registered holder of any Warrant as the absolute owner thereof for all purposes notwithstanding any notice of ownership or writing thereon or notice of previous loss or theft or of trust (whether express or implied) or other interest therein (except as ordered by a court of competent jurisdiction or required by law) and shall not (except as aforesaid) be bound to recognise any equitable or other claim to or interest in such Warrant.

1.4	Every Warrantholder will be recognised by the Company as entitled to his Warrants free from any equity, set-off or cross-claim on the part of the Company against the original or any intermediate holder of the Warrants.

2.	Transfer

2.1	Warrants shall be transferable individually and in integral multiples by way of novation by an instrument of transfer substantially in the form attached hereto as Schedule 4. The instrument of transfer of a Warrant shall be signed by or on behalf of the transferor and by or on behalf of the transferee. Entry in the Register of a transferee’s name and/or details of Warrants transferred shall be the Company’s and transferor’s agreement in respect of each novation and upon registration all the rights of the transferor in respect of Warrants transferred shall cease. In consideration of (inter alia) the transferee agreeing to be registered as the holder of Warrants the Company shall assume such obligations towards the transferee and the transferee shall have such rights in respect of such Warrants as are set out under the terms of this Instrument. The transferor shall be deemed to remain the holder of the Warrant until the name of the transferee is entered in the Register in respect thereof. The Company shall not be obliged to give effect to any such instrument which purports to transfer any Warrants in respect of which a Subscription Notice shall have been received.

2.2	The Company, the Registrar and Warrant Agent may decline to recognise any instrument of transfer unless such instrument is duly executed, properly completed and delivered at the office of the Warrant Agent designated for such purposes (which initially shall be 150 Royall Steet, Canton, MA 02021, U.S.) or such other agent and other address as the Company may appoint accompanied by the Warrant Certificate to which it relates and by signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, and such other evidence as the Registrar or Warrant Agent may reasonably require to show the right of the transferor to make the transfer and, if the instrument of transfer is executed by some other person on behalf of the transferor, the authority of that person so to do. The Registrar or Warrant Agent may waive production of any Warrant Certificate upon evidence satisfactory to the Registrar or Warrant Agent of its loss or destruction or upon execution of an indemnity reasonably satisfactory to the Registrar and Warrant Agent. All instruments of transfer which are registered may be retained by the Company for so long as it thinks fit together with the cancelled Warrant Certificates.

2.3	No fee shall be charged by the Company in respect of the registration of any instrument of transfer or probate or letters of administration or certificate of marriage or death, or power of attorney or other document relating to or affecting the title to any Warrants or otherwise for making any entry in the Register affecting the title to any Warrants.

2.4	The registration of a transfer shall be conclusive evidence of the approval by the Company and the Registrar of the transfer and the Company shall, on registration, issue the transferee with a Warrant Certificate in respect of the Warrants transferred.

3.	Transmission

3.1	In the case of the death of a Warrantholder the survivors or survivor where the deceased was a joint holder, and the executors or administrators of the deceased where he was a sole or only surviving holder, shall be the only persons recognised by the Company and the Registrar as having any title to his Warrants, but nothing herein contained shall release the estate of a deceased Warrantholder (whether sole or joint) from any liability in respect of any Warrant solely or jointly held by him.

3.2	Subject to any other provision herein contained, any person becoming entitled to a Warrant in consequence of the death or bankruptcy of a Warrantholder or otherwise than by transfer may, upon producing such evidence of title as the Company shall reasonably require, and subject as hereinafter provided, be registered himself as holder of the Warrant.

3.3	Subject to any other provision herein contained, if any person becoming entitled to a Warrant in consequence of the death or bankruptcy of a Warrantholder or otherwise than by transfer shall elect to be registered himself, he shall deliver or send to the Company and the Warrant Agent at its office designated for such purposes (which initially shall be 150 Royall Street, Canton, MA 02021, U.S.) or such other agent and other address as the Company may appoint a notice in writing signed by him stating that he so elects. All the limitations, restrictions and provisions herein contained relating to the right to transfer and the registration of transfers of Warrants shall be applicable to any such notice of transfer as aforesaid as if the death or bankruptcy of the Warrantholder had not occurred and the notice of transfer were a transfer executed by such Warrantholder.

3.4	A person becoming entitled to a Warrant in consequence of the death or bankruptcy of a Warrantholder shall be entitled to receive and may give good discharge for any monies payable in respect thereof, but shall not be entitled to receive notices of or to attend or vote at meetings of the Warrantholders or, save as aforesaid, to any of the rights or privileges of a Warrantholder until he shall have become a Warrantholder in respect of the Warrant.

4.	Notices

4.1	Every Warrantholder shall register with the Company and the Registrar an address to which copies of notices can be sent. Any notice or document may be given or served by the Company, the Registrar or the Warrant Agent on any Warrantholder either personally or by sending it by post in a prepaid letter addressed to such Warrantholder at his registered address as appearing in the register or by facsimile transmission to any facsimile number notified by such Warrantholder to the Company.

Any notices given pursuant to the provisions of this schedule with respect to Warrants standing in the names of joint holders shall be given to whichever of such persons is named first in the Register and such notice so given shall be sufficient notice to all the holders of such Warrants.

4.2	Notices or demands authorized by this Instrument to be given by the Warrant Agent or Warrant Holder to the Company shall be sufficiently given if sent in writing by mail prepaid and addressed (until another address is filed in writing with the Warrant Agent) as follows:

Acuren Corporation

14434 Medical Complex Drive, #100

Tomball, TX 77377

4.3	Any notice or demand authorized by this Instrument to be given by the Company or by a Warrantholder to the Warrant Agent shall be sufficiently given if sent in writing by first class mail, prepaid and addressed (until another address is filed in writing with the Company) as follows:

Computershare Inc.

150 Royall Street

Canton, MA 02021

Attention: Client Services

4.4	Reserved.

4.5	When a given number of days’ notice or notice extending over any other period is required to be given, the day of service shall, but the day upon which such notice shall expire shall not, be included in calculating such number of days or other period. The signature to any notice to be given by the Company may be written or printed.

4.6	Every person who by operation of law, transfer or other means whatsoever becomes entitled to a Warrant shall be bound by any notice in respect of such Warrant which, before his name is entered in the Register, has been duly given to the person from whom he derives his title.

4.7	If at any time by reason of the suspension or curtailment of postal services the Company is unable effectively to convene a meeting of the Warrantholders by notices sent through the post, such a meeting may be convened by a notice advertised in at least two national daily newspapers with appropriate circulations (and, where there is a suspension or curtailment of postal services within the United States, at least one of which shall be published in New York (or, if the Warrants are listed on any other securities exchange or quotation system, the postal services within the jurisdiction of such other securities exchange or quotation system) and such notice shall be deemed to have been duly served on all Warrantholders entitled thereto at noon on the day when the advertisement appears. In any such case the Company shall send confirmatory copies of the notice by post if prior to the meeting the posting of notices to addresses again becomes practicable.

4.8	Any Warrantholder present, either personally or by proxy, at any meeting of the Warrantholders shall for all purposes be deemed to have received due notice of such meeting, and, where requisite, of the purposes for which such meeting was called.

4.9	Any notice or document delivered or sent by post to or left at the registered address of any Warrantholder or sent by facsimile transmission to any facsimile number notified by such Warrantholder to the Company in pursuance of this Instrument shall, notwithstanding that such Warrantholder is then dead, bankrupt, of unsound mind or (being a corporation) in liquidation, and whether or not the Company has notice of the death, bankruptcy, insanity or liquidation of such Warrantholder, be deemed to have been duly served in respect of any Warrant registered in the name of such Warrantholder as sole or joint holder unless his name has at the time of the service of the notice or document been removed from the Register as the holder of the Warrant, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the Warrant.

5.	Payment of Redemption or Other Moneys

Any redemption amount or other moneys payable to a Warrantholder may be paid by electronic transfer or check sent by post to the registered address of the person entitled or, if two or more persons are the holders of the Warrant or are jointly entitled to it by reason of the death or bankruptcy of the holder, to the registered address of the one of those persons who is first named in the Register or to such person and to such address as the person or persons entitled may in writing direct (and in default of such direction to that one of the persons jointly so entitled as the Directors shall in their absolute discretion determine). Every check shall be made payable to the order of the person or persons entitled or to such other person as the person or persons entitled may in writing direct and payment of the check shall be a good discharge to the Company. Any joint holder or other person jointly entitled to a Warrant as aforesaid may give receipts for any dividend or other moneys payable in respect of the Warrant. Every check is sent at the risk of the person entitled to the payment. If payment is made by electronic transfer, the Company is not responsible for amounts lost or delayed in the course of making that payment.

SCHEDULE 3

CONCERNING THE WARRANT AGENT; MERGER, CONSOLIDATION OR

CHANGE OF WARRANT AGENT

1.	CONCERNING THE WARRANT AGENT

As mutually agreed between the Company and the Warrant Agent in a fee schedule to be executed on or about the date hereof, the Company agrees to pay to the Warrant Agent compensation for all services rendered by it hereunder, and, from time to time, on demand of the Warrant Agent, its reasonable expenses and counsel fees and other disbursements incurred in the preparation, negotiation, delivery, amendment, administration and execution of this Instrument and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Warrant Agent (including employees, directors, officers and agents of the Warrant Agent) for, and to hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement or expense (including the reasonable fees and expenses of legal counsel) that may be paid, incurred or suffered by it, or which it may become subject, without gross negligence, bad faith or willful misconduct on the part of the Warrant Agent (which gross negligence, bad faith or willful misconduct must be each as determined by a final, non-appealable judgment of a court of competent jurisdiction) for any action taken, suffered or omitted to be taken by the Warrant Agent (including employees, directors, officers and agents of the Warrant Agent), for anything done or omitted by the Warrant Agent in connection with the acceptance, administration, exercise and performance of its duties under this Instrument, including the costs and expenses of defending against any claim of liability in connection herewith. In addition, the Company agrees to indemnify the Warrant Agent (including employees, directors, officers and agents of the Warrant Agent) for, and to hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement or expense (including the reasonable fees and expenses of legal counsel) that may be paid, incurred or suffered by it, or which it may become subject arising in connection with this Instrument or the Original Instrument with respect to events occurring before the date of this Instrument. The reasonable costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company.

The Warrant Agent shall be fully authorized and protected and shall incur no liability for, or in respect of any action taken, suffered or omitted by it in connection with, its acceptance and administration of this Instrument and the exercise and performance of its duties hereunder, in reliance upon any Warrant Certificate or certificate for other securities of the Company (including in the case of uncertificated securities, by notation in book entry accounts reflecting ownership), instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, instruction, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Persons, or otherwise upon the advice of counsel.

Notwithstanding anything in this Instrument to the contrary, in no event will the Warrant Agent be liable for special, punitive, indirect, incidental or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Warrant Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Warrant Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith, unless and until it has received such notice in writing, and all notices or other instruments required by this Instrument to be delivered to the Warrant Agent must, in order to be effective, be received by the Warrant Agent as specified in Section 4.3 of Schedule 2. The provisions of this Schedule 3 shall survive the termination of this Instrument, the exercise or expiration of the Warrants and the resignation, replacement or removal of the Warrant Agent.

2.	MERGER OR CONSOLIDATION OR CHANGE OF NAME OF WARRANT AGENT

Any Person into which the Warrant Agent or any successor Warrant Agent may be merged or with which it may effect a share exchange, be consolidated, or otherwise combined, or any Person resulting from any merger, share exchange, consolidation, or combination to which the Warrant Agent or any successor Warrant Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services of the Warrant Agent or any successor Warrant Agent, shall be the successor to the Warrant Agent under this Instrument without the execution or filing of any paper or document or any further act on the part of any of the parties hereto; provided that such Person would be eligible for appointment as a successor Warrant Agent under the provisions this Schedule 2. The purchase of all or substantially all of the Warrant Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 2. In case at the time such successor Warrant Agent shall succeed to the agency created by this Instrument, any of the Warrant Certificates shall have been countersigned but not delivered, any such successor Warrant Agent may adopt the countersignature of the predecessor Warrant Agent and deliver such Warrant Certificates so countersigned; and, in case at that time any of the Warrant Certificates shall not have been countersigned, any successor Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and, in all such cases, such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Instrument. In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignature under its prior name and deliver Warrant Certificates so countersigned; and, in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name; and, in all such cases, such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Instrument.

3.	RIGHTS AND DUTIES OF WARRANT AGENT

The Warrant Agent undertakes to perform only the duties and obligations expressly set forth in this Instrument and no implied duties or obligations shall be read into this Instrument against the Warrant Agent. The Warrant Agent shall perform those duties and obligations upon the following terms and conditions, by all of which the Company and the Warrantholders, by their acceptance thereof, shall be bound:

3.1.1	The Warrant Agent may consult with legal counsel selected by it (who may be legal counsel for the Company or an employee or legal counsel of the Warrant Agent), and the advice or opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent and the Warrant Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in accordance with such advice or opinion. Whenever in the performance of its duties under this Instrument the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any authorized officer of the Company and delivered to the Warrant Agent; and such certificate shall be full and complete authorization and protection to the Warrant Agent and the Warrant Agent shall incur no liability for or in respect of any action taken, suffered, or omitted to be taken, in each case, in the absence of bad faith, by it under the provisions of this Instrument in reliance upon such a certificate. The Warrant Agent shall have no duty to act without such a certificate as set forth in this Section 3.1.1.

3.1.2	The Warrant Agent shall be liable hereunder to the Company and any other Person only for its own gross negligence, bad faith or willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction). Any liability of the Warrant Agent under this Instrument shall be limited to the amount of the annual fees paid (excluding reimbursed charges and expenses) by the Company to the Warrant Agent during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought. The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Instrument or in the Warrant Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

3.1.3	The Warrant Agent shall not have any liability or be under any responsibility in respect of the validity of this Instrument or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the legality or validity or execution of any Warrant Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or failure by the Company to satisfy any condition contained in this Instrument or in any Warrant Certificate; nor shall it be liable or responsible for modification by or order of any court, tribunal, or governmental authority in connection with the foregoing, any change in the exercisability of the Warrants or any adjustment in the terms of the Warrants (including but not limited to the manner, method or amount thereof) provided for in this Instrument, or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such change or adjustment (except with respect to the exercise of Warrants evidenced by Warrant Certificates after receipt of a certificate furnished pursuant to this Instrument describing such change or adjustment upon which the Warrant Agent may rely); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Ordinary Shares or other securities to be issued pursuant to this Instrument or any Warrant Certificate or as to whether any Ordinary Shares or other securities will, when so issued, be validly authorized and issued, fully paid and nonassessable. The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Instrument.

3.1.4	The Warrant Agent is hereby authorized and directed to accept written instructions with respect to the performance of its duties hereunder and certificates delivered pursuant to any provision hereof from any Person reasonably believe by the Warrant Agent to be one of the authorized officers of the Company, and to apply to such officers for advice or instructions in connection with its duties under this Instrument, and such advice or instructions shall provide full authorization and protection to the Warrant Agent, and it shall not be liable for any action taken or suffered by it in accordance with the written advice or instructions of any such officer or for any delay in acting while waiting for those instructions. The Warrant Agent shall be fully authorized and protected in relying upon the most recent advice or instructions received in writing from any such officer. Any application by the Warrant Agent for written instructions from the Company may, at the option of the Warrant Agent, set forth in writing any action proposed to be taken, suffered or omitted to be taken by the Warrant Agent with respect to its duties and obligations under this Instrument and the date on and/or after which such action shall be taken, suffered or such omission shall be effective. The Warrant Agent and any stockholder, affiliate, member, director, officer, agent, representative, or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not the Warrant Agent under this Instrument. Nothing herein shall preclude the Warrant Agent or any such stockholder, affiliate, director, member, officer, agent, representative or employee from acting in any other capacity for the Company or for any other Person.

3.1.5	The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself (through its directors, officers and employees) or by or through its attorneys or agents, and the Warrant Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company, to the holders of the Warrants or any other Person, resulting from any such act, omission, default, neglect or misconduct, absent gross negligence or bad faith in the selection and continued employment thereof (which gross negligence or bad faith must be determined by a final, non-appealable judgment of a court of competent jurisdiction). No provision of this Instrument shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

3.1.6	The Warrant Agent shall have no responsibility to the Company, any Warrantholders or any holders of Common Shares for interest or earnings on any monies held by the Warrant Agent pursuant to this Instrument.

4.	CHANGE OF WARRANT AGENT

The Warrant Agent or any successor Warrant Agent may resign and be discharged from its duties under this Instrument upon 30 days’ notice in writing mailed to the Company. In the event the transfer agency relationship in effect between the Company and the Warrant Agent terminates, the Warrant Agent will be deemed to have resigned automatically and be discharged from its duties as Warrant Agent under this Instrument as of the effective date of such termination, and the Company shall be responsible for sending any required notice. The Company may remove the Warrant Agent or any successor Warrant Agent (with or without cause) upon 30 days’ notice in writing, mailed to the Warrant Agent or successor Warrant Agent, as the case may be, and to each transfer agent of the Ordinary Shares by registered or certified mail, and to the holders of the Warrant Certificates by first-class mail. If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent.

SCHEDULE 4

INSTRUMENT OF TRANSFER

Acuren Corporation

Company Number 2114331

(the “Company”)

INSTRUMENT OF WARRANT TRANSFER

[●] of [●] (the “Transferor”), DOES HEREBY TRANSFER TO [●] (the “Transferee”), [●] fully paid warrants of no par value in the Company, which is at the date hereof registered in the Transferor’s name on the Company’s [register of members][stockholder ledger].

EXECUTED BY TRANSFEROR

In the presence of:

Name:	Name:
Date:	Title:
Address:
Date:
The Transferee does hereby agree to accept the above warrants subject to the provisions of the Company’s Articles (as defined in the Instrument).
EXECUTED FOR AND ON BEHALF OF TRANSFEREE

In the presence of:

Name:	Name:
Title:	Title:
Date:	Address:
Date: